UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 29, 2005

Date of Report (Date of earliest event reported)

ALLIANCE ONE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

512 Bridge Street, Danville, Virginia	24541
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (434) 792-7511

(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On May 13, 2005, Standard Commercial Corporation (“Standard”) merged with and into DIMON Incorporated (the “Company”), and the Company simultaneously changed its name to Alliance One International, Inc. The Company filed a Current Report on Form 8-K on May 19, 2005 to report the merger, certain refinancing transactions that occurred in connection with the merger and related events. On June 2, 2005, the Company filed Amendment No. 1 to the original Current Report on Form 8-K to include certain required historical financial statements for Standard and certain required pro forma financial information for the Company, in each case covering periods prior to, through and including the nine month period ended December 31, 2004. On June 14, 2005, the Company filed a Current Report on Form 8-K to provide certain audited consolidated financial statements for Standard as of and for the fiscal years ended March 31, 2005, 2004 and 2003, and the independent auditor’s report thereon.

This Current Report on Form 8-K is being filed to provide certain unaudited pro forma financial information for the Company as of and for the year ended March 31, 2005, as more fully described under Item 9.01 below.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(b) Pro Forma Financial Information

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

On May 13, 2005, Standard Commercial Corporation (“Standard”) merged with and into DIMON Incorporated (“DIMON”), and DIMON simultaneously changed its name to Alliance One International, Inc. (“Alliance One”) The unaudited condensed combined pro forma financial data presented below give effect to the merger and the related refinancing transactions (as described herein) as if they had occurred on (1) March 31, 2005 for purposes of the unaudited condensed combined pro forma balance sheet as of March 31, 2005, and (2) April 1, 2004 for purposes of the unaudited condensed combined pro forma statement of income for the twelve months ended March 31, 2005. The unaudited condensed combined pro forma balance sheet and statements of income include the historical amounts of DIMON and Standard, adjusted to reclassify Standard’s information to a consistent presentation format and to reflect the pro forma adjustments related to the merger and the related refinancing transactions.

The DIMON historical consolidated financial statements as of and for the twelve month period ended March 31, 2005 is derived from the audited consolidated financial statements as of and for the twelve month period ended March 31, 2005, appearing in DIMON’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005. The Standard historical consolidated financial statements as of and for the twelve month period ended March 31, 2005 is derived from the audited consolidated financial statements as of and for the twelve month period ended March 31, 2005, appearing in Alliance One’s Current Report on Form 8-K filed on June 14, 2005. The unaudited condensed combined pro forma financial data should be read in conjunction with the historical consolidated financial statements of DIMON and Standard.

This information is provided for illustrative purposes only and is not necessarily indicative of what Alliance One’s results of operations or financial position would have been if the merger and related refinancing transactions had actually occurred on the dates specified. In addition, the unaudited condensed combined pro forma financial data are based on estimates and assumptions described in the notes accompanying the following statements. The unaudited condensed combined pro forma income statement data do not include any of the anticipated efficiencies, inefficiencies or cost savings expected to result from the integration of DIMON and Standard.

Under the terms of the merger agreement, Standard shareholders received three shares of Alliance One common stock for each share of Standard common stock outstanding. The unaudited condensed combined pro forma financial data assume that Alliance One issued 41.2 million shares of Alliance One common stock to Standard shareholders in the merger based on 13.7 million shares of Standard common stock outstanding, which amount includes certain assumptions regarding vesting of restricted shares of Standard common stock and options to purchase shares of Standard common stock. For purposes of the unaudited condensed combined pro forma financial data, the fair value of the Alliance One common stock issued in the merger is $262.3 million, which is based on the average closing price of DIMON common stock for the five trading days ranging from two days before to two days after November 8, 2004, the date the merger was announced, of $6.36 per share. As a result of these transactions, former Standard shareholders own approximately 48% of the common stock of Alliance One and the shareholders of DIMON own approximately 52% of the common stock of Alliance One immediately following the closing of the merger.

In the refinancing transactions, Alliance One repaid or funded the offer to purchase:

•	DIMON’s $150.0 million senior credit facility, of which $83.5 million was outstanding as of March 31, 2005;

•	DIMON’s $200.0 million of 9 5/8% senior notes due 2011;

•	DIMON’s $125.0 million of 7 3/4% senior notes due 2013;

•	DIMON’s $73.3 million of 6 1/4% convertible subordinated debentures due 2007;

•	Standard’s $150.0 million senior credit facility, of which approximately $120.5 million was outstanding as of March 31, 2005; and

•	Standard’s $150.0 million of 8% senior notes due 2012.

Alliance One tendered for, repaid or redeemed these financings and paid the costs and expenses of the merger and refinancing through:

•	the issuance of $315.0 million aggregate principal amount of 11% senior notes due 2012;

•	the issuance of $100.0 million new 12 3/4% senior subordinated notes due 2012, which are being sold at a 10% original issue discount; and

•	a new senior secured credit facility consisting of (1) a three-year $300.0 million senior secured revolving credit line, (2) a three-year $150.0 million senior secured term loan A, which was partially funded at closing and fully funded approximately 60 days after closing to redeem DIMON’s convertible subordinated debentures, and (3) a five-year $200.0 million senior secured term loan B, which was fully funded at closing.

Alliance One must account for the merger using the purchase method of accounting. Alliance One recorded the assets (including identifiable intangible assets) and liabilities of Standard at their estimated fair value. The difference between the purchase price and the estimated fair value of Standard’s net assets and liabilities is reflected as goodwill.

Alliance One International and Subsidiaries

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

As of March 31, 2005

	As of March 31, 2005
(in thousands)	DIMON Historical	Standard Historical	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Financing Adjustments		Pro Forma Combined, as Adjusted
Assets
Cash	$29,128	$35,240			$64,368	$(69,266	)(n)	$(4,898)
Accounts receivable	224,249	232,505			456,754			456,754
Inventories	495,770	269,353	$24,320	(a)	789,443			789,443
Advances on purchases of tobacco	79,268				79,268			79,268
Assets of discontinued operations wool		94,936			94,936			94,936
Assets of discontinued operations tobacco	13,694				13,694			13,694
Prepaid expenses and other	27,747	25,521			53,268			53,268

Total current assets	869,856	657,555	24,320		1,551,731	(69,266)		1,482,465
Investments and other assets	63,272	10,598	5,367	(b)	79,237			79,237
Goodwill and other intangibles	162,338	9,003	125,996	(c)	297,337			297,337
Property, plant & equipment	221,162	155,909	27,897	(d)	404,968			404,968
Other long-term assets	87,431	48,643	(11,955	)(f)	124,119	3,214	(o)	127,333

TOTAL ASSETS	$1,404,059	$881,708	$171,625		$2,457,392	$(66,052)		$2,391,340

Liabilities and Shareholders’ Equity
Short-term borrowings	$212,006	$274,419			$486,425	$(120,546	)(p)	$365,879
Current portion of long-term debt	3,509	21,298			24,807			24,807
Accounts payable and accrued liabilities	124,039	134,657	$17,221	(e)	275,917			275,917
Advances from customers	49,384				49,384			49,384
Liabilities of discontinued operations wool		20,944			20,944			20,944
Liabilities of discontinued operations tobacco	1,849				1,849			1,849
Income taxes accrued	10,804	14,840			25,644			25,644

Total current liabilities	401,591	466,158	17,221		884,970	(120,546)		764,424
Long-term debt	486,412	169,598	6,682	(f)	662,692	140,162	(q)	802,854
Compensation and other benefits	93,195	21,776	28,471	(g)	143,442	(6,833	)(r)	136,609
Deferred income taxes	7,779	3,468	62,298	(h)	73,545	(27,592	)(s)	45,953
Minority interest	770	1,733			2,503			2,503
Shareholders’ equity	414,312	218,975	56,953	(i)	690,240	(51,243	)(t)	638,997

TOTAL LIABILITIES AND EQUITY	$1,404,059	$881,708	$171,625		$2,457,392	$(66,052)		$2,391,340

Alliance One International and Subsidiaries

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF CONSOLIDATED INCOME

Twelve Months Ended March 31, 2005

(in thousands, except per share amounts)	Twelve Months Ended March 31, 2005
	DIMON Historical	Standard Historical	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Financing Adjustments		Pro Forma Combined, as Adjusted
Sales and other operating revenues	$1,311,388	896,412			$2,207,800			$2,207,800
Cost of goods and services sold	1,123,439	763,897	$1,618	(j)	1,888,954			1,888,954

Gross profit	187,949	132,515	(1,618)		318,846			318,846
Selling, administrative and general expenses	125,220	98,475	2,405	(k)	226,100			226,100
Other income	(5,286)	(2,408)			(7,694)			(7,694)
Restructuring and asset impairment costs	5,036				5,036			5,036

Operating income	62,979	36,448	(4,023)		95,404			95,404
Interest expense	52,840	10,608			63,448	$25,272	(u)	88,720
Interest income	4,453				4,453			4,453
Derivative financial instruments recovery	(13,122)				(13,122)			(13,122)

Income (loss) before income taxes and equity in net income of investee companies	27,714	25,840	(4,023)		49,531	(25,272)		24,259
Income tax expense	9,146	4,807	(1,410	)(l)	12,543	(8,845	)(v)	3,698

Income (loss) after income taxes	18,568	21,033	(2,613)		36,988	(16,427)		20,561
Equity in net income of investee companies	89	997			1,086			1,086
Minority interests (income)	(345)	(79)			(424)			(424)

Income (loss) from continuing operations	$19,002	$22,109	$(2,613)		$38,498	$(16,427)		$22,071

Basic Earnings Per Share	0.42				0.45			0.26
Income (loss) from continuing operations	$19,002				$38,498			$22,071

Diluted Earnings Per Share	0.42				0.44			0.25
Income (loss) from continuing operations	$19,002				$38,498			$22,071

Average number of shares outstanding:
Basic	44,892		40,518	(m)	85,410			85,410
Diluted	45,469		41,243	(m)	86,712			86,712

Cash Dividends Per Share	$0.30				$0.30			$0.30

Notes to Unaudited Condensed Combined Pro Forma Financial Data

Note 1—Basis of Pro Forma Presentation

The unaudited condensed combined pro forma financial data have been prepared using the purchase method of accounting for the merger and are based upon the historical financial statements of DIMON and Standard.

In accordance with rules for presentation of pro forma financial information, Standard historical amounts in the unaudited condensed combined pro forma statements of income have been reclassified to conform to financial reporting expected to be used prospectively by Alliance One.

While Alliance One has made significant progress in its review of its accounting and financial reporting policies, this review is ongoing and will continue throughout the integration process. Throughout that process, additional reclassifications or pro forma adjustments may be identified.

The unaudited condensed combined pro forma financial data are based on certain assumptions and adjustments as discussed in the following notes, including assumptions relating to the allocation of the consideration paid to Standard shareholders in connection with the merger, based on previous historical acquisition activities of DIMON and estimates of the fair value of the assets and liabilities of Standard. The final determination of the fair market value of the assets acquired and liabilities assumed and the final allocation of the consideration will be determined when all information is received, but not later than one year from the date of the completion of the merger, and will be reflected in Alliance One’s SEC filings for periods presented after the completion of the merger.

The unaudited condensed combined pro forma financial data do not reflect the operating efficiencies or inefficiencies that may result from the completion of the merger, any transition costs, restructuring costs or recognition of compensation expenses related to accelerated vesting of DIMON’s stock benefit plans, or other one-time charges that will be incurred in connection with integrating the operations of DIMON and Standard, and does not give effect to any possible divestitures that may occur. Therefore, the unaudited condensed combined pro forma financial data are not necessarily indicative of results of operations or financial position that would have been achieved if the merger and related refinancing transactions had occurred at the beginning of the periods indicated, or the results of operations or financial position that Alliance One will experience in future periods. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purpose of developing this unaudited condensed combined pro forma financial data. Actual results could differ materially from these estimates and assumptions.

Alliance One has begun to implement a plan to integrate the operations of Standard. However, estimates of aggregate integration costs are based largely on estimates and ratios in comparable transactions, and may approximate $65.0 to $75.0 million, approximately 30% to 40% of which are expected to be non-cash in nature. These estimates may change as we continue the integration process. Certain costs incurred under this plan may result in a decrease to the consideration allocated to the Standard assets and liabilities to the extent that they relate to severance or relocation benefits paid to Standard employees or to certain costs incurred to exit activities of Standard that meet the criteria of EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” such as contract or lease termination penalties. To the extent that these costs do not meet the criteria of EITF No. 95-3, the amounts will be expensed by Alliance One in the period incurred, or capitalized as fixed assets. Because of the nature of the integration plan and its estimated costs, it is not possible to provide an estimate of the costs that will be reported as expenses in future statements of operations. Such estimated expenses include, among other things, consulting fees for integration services, travel related to integration activities, severance and related benefits of eliminated former DIMON positions, relocation of DIMON employees remaining with Alliance One and hardware and software costs related to integration activities. Such estimated capitalized costs include, among other things, relocation of Standard equipment used in Alliance One’s operations and renovation of Alliance One facilities to accommodate the integration of Standard operations.

Under the purchase method of accounting, Alliance One must determine the fair value of the net assets of Standard. The purchase price is then allocated to the fair value of Standard’s net assets, including any identified intangible assets.

The calculation of purchase price and goodwill and other intangible assets is estimated as follows (in thousands, except per share data):

Value of Alliance One common stock issued to Standard shareholders (based on the average closing price of DIMON common stock for the five trading days ranging from two days before to two days after the merger announcement):	$6.36
13,748 shares of Standard common stock exchanged at a ratio of 3 to 1	41,243

Total value of shares exchanged	$262,305
Conversion of outstanding options to purchase 247 shares of Standard common stock into options to purchase 741 shares of Alliance One common stock, at fair value determined using the Black-Scholes valuation model	2,063
Professional fees	11,560

Assumed total purchase price	$275,928

Purchase price allocated to:
Net assets of Standard at March 31, 2005	$218,975
Less elimination of Standard goodwill	(9,003)
Add (subtract) fair value adjustments:
Inventory	24,320
Investments and other assets	5,367
Property, plant and equipment	27,897
Integration charges	(17,221)
Deferred financing cost	(5,538)
Pension liabilities	(23,259)
Senior notes payable	(6,682)
Other accrued benefits	(5,212)
Deferred taxes	(62,298)
Goodwill and other intangibles	128,582

$275,928

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Standard’s net tangible and intangible assets to an estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

Intercompany balances or transactions between DIMON and Standard were not significant. No pro forma adjustments were required to conform Standard’s accounting policies to DIMON’s accounting policies. Certain reclassifications have been made to conform Standard’s historical amounts to DIMON’s presentation.

Prior to the completion of the merger, DIMON and Standard established a series of integration design teams across each regional and functional area that, with the assistance of an independent consultant, Booz Allen Hamilton, created a detailed integration plan. As a result of this process, we believe that through the merger we can realize over $60.0 million in annual pre-tax cost savings through the rationalization of processing capacity and the elimination of duplicative regional and corporate overhead, including the closure or conversion to storage of a minimum of six of our processing facilities and a headcount reduction of approximately 1,300 employees. We expect to implement substantially all of our proposed cost savings initiatives and to realize 65% of our annual cost savings in the first full year after the closing of the merger ($39.0 million), with 100% realized in the second full year.

Note 2—Consideration Allocation and Related Adjustments

Under the purchase method of accounting, Alliance One has allocated the consideration received by Standard to the assets and liabilities of Standard. The pension and postretirement obligations reflect determinations as of May 13, 2005.

The allocation of consideration to acquired identifiable intangible and tangible assets is based on valuations of the types and amounts of the assets acquired and is made only for the purpose of presenting the unaudited condensed combined pro forma financial data. The residual amount of the consideration has been allocated to goodwill. The actual amounts recorded may change if new or better information is obtained about the valuation of these assets.

Note 3—Elimination of Standard’s Historical Assets and Liabilities

Under the purchase method of accounting, the historical book value of goodwill and deferred taxes was eliminated upon the completion of the merger. The other acquired assets and assumed liabilities and unrecorded intangibles were reevaluated following the completion of the merger as described in Note 4 below. Deferred taxes were then established based upon the differences between the recorded bases of assets and liabilities and their tax bases. Any purchase price in excess of the recorded fair value of identified assets and liabilities, net of related deferred taxes, was ascribed to goodwill. In addition, the total stockholders’ equity of Alliance One was increased as described in Note 4 below.

Note 4—Adjustments to Reflect the Pro Forma Combination of DIMON and Standard

The pro forma adjustments related to the merger included in the unaudited condensed combined pro forma financial statements are as follows:

Balance Sheet

(a)—Inventories

Packed inventory is estimated at the fair market value, which is the estimated selling price less the sum of the (a) cost of disposal and (b) reasonable profit allowance for the selling effort.

(b)—Investments and Other Assets

Adjustment to record the estimate of the fair value of Standard’s investments in minority owned entities.

(c)—Goodwill and Other Intangibles

Adjustment to eliminate Standard’s historical goodwill and to reflect intangible assets with indefinite lives at an estimate of fair value and to record the residual amount of the consideration as goodwill.

Alliance One is continuing the evaluation process for intangible assets with the assistance of an independent appraisal company. Once the process is complete, Alliance One anticipates that a finite lived customer relationship intangible and related deferred tax liability will be recorded. The pro forma amortization expense resulting from the intangible assets was estimated to be $2.0 million for the twelve months ended March 31, 2005.

(d)—Property, Plant & Equipment

Adjustment to record the estimate of the fair value of Standard’s property, plant and equipment.

(e)—Accounts Payable and Accrued Liabilities

Adjustment to reflect estimated unpaid severance or relocation benefits or certain costs to exit activities of Standard.

(f)—Other Long Term Assets and Long Term Debt

Adjustments to reflect the long term debt of Standard at an estimate of fair value, which include the write off of capitalized financing fees of $5.5 million included in other long term assets and an increase of $6.7 million in the fair value of long-term debt.

(g)—Compensation and Other Benefits

Adjustment to reflect the long term pension liabilities of Standard at an estimate of fair values, including recognition of net pension benefits obligations and post retirement health and welfare benefits.

(h)—Deferred Income Taxes

The pro forma adjustment to deferred tax assets and liabilities represents the difference between the pro forma fair value of assets acquired and liabilities assumed, including a provision of $57.1 million for the undistributed earnings of foreign subsidiaries, and their historical carryover tax basis using Alliance One’s expected statutory tax rate.

(i)—Shareholders’ Equity

Adjustments to Shareholders’ Equity:

To eliminate Standard’s historical Shareholders’ Equity	$(218,975)
Assumed total purchase price	275,928

Net adjustment to Shareholders’ Equity	$56,953

Income Statement

(j)—Cost of Goods and Services Sold

Adjustment to record depreciation expense resulting from the fair value adjustment to property, plant and equipment as noted in (d) above.

(k)—Selling, Administrative and General Expenses

Adjustment to record the amortization of intangibles as noted in (b) above, the amortization of certain fees related to the merger and for the depreciation expense resulting from the fair value adjustment to property, plant and equipment as noted in (c).

(l)—Income Tax Expense

The pro forma adjustment to provision for (benefit from) income taxes represents the application of an expected effective rate of 35.0% to the pro forma adjustments. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had DIMON and Standard filed consolidated income tax returns during the periods presented.

(m)—Average Number of Shares Outstanding

The pro forma earnings per share reflect the weighted average number of Alliance One shares that would have been outstanding had the transaction occurred at the beginning of the periods presented. Standard shares outstanding were converted at the exchange ratio of three to one.

Note 5—Adjustments to Reflect the Refinancing Transactions

The pro forma adjustments related to the refinancing transactions included in the unaudited condensed combined pro forma financial statements are as follows:

(n)—Cash

Adjustment reflects $69.3 million of cash needed to pay DIMON’s professional fees and expenses incurred in connection with the merger and to repay borrowings under DIMON’s senior credit facility at March 31, 2005.

(o)—Other Long-Term Assets

Adjustment to record the write-off of DIMON’s capitalized financing costs of $18.7 million for all its indebtedness being repaid and $21.9 million of fees and expenses incurred in connection with the refinancing transactions that will be amortized over the respective terms of the new debt instruments.

(p)—Short-Term Borrowings

Adjustment to record the repayment of the $120.5 million of outstanding borrowings under Standard’s senior credit facility as of March 31, 2005.

(q)—Long-Term Debt

Adjustment to record the repayment of:

•	the $83.5 million outstanding under DIMON’s senior credit facility as of March 31, 2005;

•	$196.5 million principal amount of DIMON’s 9 5/8% senior notes due 2011;

•	$124.6 million principal amount of DIMON’s 7 3/4% senior notes due 2013;

•	$73.3 million principal amount of DIMON’s 6 1/4% convertible subordinated debentures due 2007; and

•	$143.7 million principal amount of Standard’s 8 % senior notes due 2012.

The adjustment also reflects the incurrence of:

•	$315.0 million principal amount of new 11% senior notes;

•	$150.0 million principal amount of our new senior secured term loan A, which accrues interest at LIBOR plus 2.75%;

•	$200.0 million principal amount of our new senior secured term loan B, which accrues interest at LIBOR plus 3.25%;

•	$100.0 million principal amount of our new 12 3/4% senior subordinated notes, which is reflected on the balance sheet at $90.0 million to reflect the 10% original issue discount; and

•	a $6.8 million adjustment to reflect the long term debt of DIMON at an estimate of fair value.

(r)—Compensation and Other Benefits

Adjustment to record the write off of the fair market value of DIMON’s interest rate swap related to debt being repaid.

(s)—Deferred Income Taxes

Adjustments to record the deferred tax benefit associated with $60.1 million in premiums paid in the tender offer for DIMON’s and Standard’s senior notes; and the write off of $18.7 million of capitalized financing costs for the DIMON debt being repaid described in note (p) above.

(t)—Shareholders’ Equity

Adjustments to Shareholders’ equity include:
After-tax DIMON tender and call premiums	$26,231
After-tax Standard tender premiums	12,860
After-tax write-off of DIMON consent fee/revolving credit and bond issuance costs	12,152

$51,243

(u)—Interest Expense

Adjustment to record the increase in interest expense payable as a result of the refinancing transaction, including interest expense relating to our new $315.0 million senior notes, our new $100.0 million senior subordinated notes, our new $150.0 million senior secured term loan A, our new $200.0 million senior secured term loan B and our other indebtedness, including our seasonal operating lines of credit, and interest expense arising from the amortization of capitalized expenses relating to the refinancing transactions. This adjustment does not include interest expense generated from the extinguishment of interest rate swaps associated with the debt being repaid.

(v)—Income Tax Expense

Adjustment to reflect the deferred tax benefit of the increased interest expense described in note (u) above. Refer to the expected effective tax rate noted in (l) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCE ONE INTERNATIONAL, INC.
(Registrant)

Date: August 29, 2005	BY:	/s/ Thomas G. Reynolds
Thomas G. Reynolds
Vice President - Controller
(Chief Accounting Officer)